UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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SM&A

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This filing contains the following materials:
•	Letter to Stockholders dated May 6, 2008 from Cathy L. McCarthy, Chief Executive Officer, SM&A, filed herewith.
•	Letter to Stockholders dated May 6, 2008 from Dwight L. Hanger, Chairman of the Board, filed herewith.
•	Open Letter to SM&A Stockholders filed by SM&A on Schedule 14A and Form 8-K on May 2, 2008.
•	Presentation by SM&A filed on Schedule 14A and Form 8-K on May 2, 2008.
•	Press Release filed by SM&A on Schedule 14A and as Exhibit 99.1 to Form 8-K on April 28, 2008.

WHY YOU SHOULD VOTE AGAINST
THE MYERS SLATE
May 6, 2008
To Our Stockholders:
     As you know, our annual meeting is rapidly approaching and at that meeting you will be asked to make a very important decision with respect to your Board of Directors. We are providing you today with some important information and ask that you take time to read the enclosed documents, which we feel address most, if not all, of the major issues you should take into consideration. The three documents were all filed with the SEC, and I recognize that you may already have them, but thought a color copy of the presentation would be helpful. The package includes: a press release we issued on April 28, an open letter to shareholders issued on May 2 and the presentation we used at ISS and PROXY Governance that was filed on May 2.
     You may have already received information in the mail soliciting your vote from Steven Myers, SM&A’s former CEO. As you may recall, Myers was forced to retire in March 2007 when your board decided not to renew his contract because a change in leadership was necessary. Accordingly, Myers is no longer an officer or director of your company.
     Now, Myers wants you to put him back on the company’s board with no long-term plan, no coherent strategy and offering stockholders nothing more than his short-term personal agenda. He is seeking to replace four highly qualified, dedicated, and independent directors with a hand-picked slate that includes Myers himself and three of his friends. We believe this self-serving de facto takeover attempt is NOT in the best interest of all shareholders and would disrupt the current Board’s ongoing efforts to correct problems that started under Myers’ watch.
     We urge you to sign and return the WHITE card. DO NOT RETURN THE MYERS GOLD CARD.
     If you have already returned Myers’ gold card, you have every right to change your mind by executing the WHITE card since it is only the latest dated proxy that counts. We look forward to seeing you soon and discussing this more in person, as we are trying to get out to see all of our key shareholders and hope to fit into your schedule over the next three weeks.
Sincerely,

Cathy L McCarthy
Chief Executive Officer

YOUR VOTE IS IMPORTANT
VOTE THE WHITE PROXY CARD TODAY
     The Stockholder meeting will be on Friday, May 23, 2008 with stockholders of record as of April 9, 2008 eligible to vote.

We urge you sign, date and return the enclosed WHITE Proxy Card today or vote by telephone or internet.
If you have any questions or need assistance in voting, contact
MacKenzie Partners, Inc.
Toll-Free: (800) 322-2885
winsproxy@mackenziepartners.com
Please ignore any gold proxy cards sent to you by Myers and do not sign them.

WHY YOU SHOULD VOTE AGAINST
THE MYERS SLATE
May 6, 2008
To Our Stockholders:
     As you know, our annual meeting is rapidly approaching and at that meeting you will be asked to make a very important decision with respect to your Board of Directors. We are providing you today with some important information and ask that you take time to read the enclosed documents, which we feel address most, if not all, of the major issues you should take into consideration. The two documents were both published in press releases and are: a press release we issued on April 28 and an open letter to shareholders issued on May 2.
     You may have already received information in the mail soliciting your vote from Steven Myers, SM&A’s former CEO. As you may recall, Myers was forced to retire in March 2007 when your board decided not to renew his contract because a change in leadership was necessary. Accordingly, Myers is no longer an officer or director of your company.
     Now, Myers wants you to put him back on the company’s board with no long-term plan, no coherent strategy and offering stockholders nothing more than his short-term personal agenda. He is seeking to replace four highly qualified, dedicated, and independent directors with a hand-picked slate that includes Myers himself and three of his friends. We believe this self-serving de facto takeover attempt is NOT in the best interest of all shareholders and would disrupt the current Board’s ongoing efforts to correct problems that started under Myers’ watch.
     We urge you to sign and return the WHITE card. DO NOT RETURN THE MYERS GOLD CARD.
     If you have already returned Myers’ gold card, you have every right to change your mind by executing the WHITE card since it is only the latest dated proxy that counts.
Sincerely,
Dwight L. Hanger
Chairman of the Board
YOUR VOTE IS IMPORTANT — VOTE
THE WHITE PROXY CARD TODAY

     The Stockholder meeting will be on Friday, May 23, 2008 with stockholders of record as of April 9, 2008 eligible to vote.
If you have any questions or need assistance in voting, contact
MacKenzie Partners, Inc.
Toll-Free: (800) 322-2885
winsproxy@mackenziepartners.com
     Please discard any gold proxy cards sent to you by Myers.
     We urge you sign, date and return the enclosed WHITE Proxy Card today or vote by telephone or internet.

About SM&A
SM&A is the world’s foremost management consulting firm providing leadership and mentoring solutions to PLAN for business capture, WIN competitive procurements and profitably PERFORM on the projects and programs won. Our proven processes, people and tools have delivered significant top-line and bottom-line growth across markets, products and services. From the largest aerospace and defense contractors, through the major software providers, to healthcare and financial/audit service providers, SM&A is the partner many companies turn to WHEN THEY MUST WIN.
All stockholders of SM&A are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by SM&A for use at the 2008 annual meeting of stockholders of SM&A. They contain important information regarding the election of directors and other matters. The definitive proxy statement and form of proxy have been mailed to stockholders of record of SM&A along with other relevant documents. They are available at no charge on the SEC’s website at http://www.sec.gov In addition, SM&A will provide copies of the definitive proxy statement without charge upon request.
Some statements made in this news release refer to future actions, strategies, or results that involve a number of risks and uncertainties. Any number of factors could cause actual results to differ materially from expectations, including a shift in demand for SM&A’s Competition Management and Program services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2007. Actual results may differ materially from those expressed or implied. The company does not undertake any duty to update forward-looking statements.

Open Letter to SM&A Stockholders
on Preserving Good Corporate Governance
Shareholders Urged to Re-Elect Company’s Nominees
May 2, 2008
Dear Fellow Stockholders:
          As you consider the upcoming May 23 shareholder vote, we thought it would be helpful to give you some perspective on the philosophy and objectives of your Board.
          Our Board has an unwavering commitment to continue to enhance our governance practices and policies to ensure the best and most comprehensive stockholder representation at the Board level, and we embrace this critical objective so prevalent in corporate America today. Our stockholders rightfully demand superior representation of their interests. That includes having truly independent directors, highly qualified audit, compensation and corporate governance committees, open disclosure of policies, linking pay to performance and a myriad of other sound practices that ensure the best and most unbiased oversight and stewardship at the top.
          In addition, through board education programs, we ensure that our Board members are current with the requisite “best practice” policies and have the experience and knowledge to provide oversight that results in sound and robust policies and processes. It is with this backdrop that we urge you to support our nominees and to reject the dissident slate. Let me be clear: We are not at all opposed to giving serious consideration to qualified candidates who have the experience, business acumen or expertise that may be able to add value to SM&A. In this case, however, we are hard pressed to identify any such attributes.
          When it comes to our leadership team, we impose high standards and are demanding of each member – from our fellow directors to the CEO and others down the line. We have always held them accountable for the rise and fall of the business, and will continue to do so. We expect quality performance and acceptable returns for our stockholders, and are willing to make changes when necessary and appropriate; which we have recently demonstrated. Today, unlike in the past, a modicum of business knowledge and experience, coupled with a casual association with the CEO, is grossly inadequate to fulfill the increasing demands of directors and committee chairs of public companies. We believe when you analyze the four Myers’ nominees, you will also conclude that they simply cannot fill the shoes of your current Board members.

          The current slate of nominees your Board is recommending you re-elect not only understands the demands and requirements of stockholder representation but also has the experience and have demonstrated their commitment to insuring ALL stockholders are fully represented
          Former CEO Steven Myers wants to replace them with himself and his hand-picked slate made up of Kenneth Colbaugh, Albert Nagy and Redge Bendheim. Let’s be clear: this is a transparent, de facto takeover attempt by four friends, whose ties to each other will make them anything but independent and whose experience and track record in guiding a public company through the demands expected by our stockholders today is severely limited and unacceptable to the remaining Board members and Company leadership.
          For the last nine months our Board has worked with our new management team to address the problems of the past and at the same time build for the future. We firmly believe we have positioned the Company for revenue growth through the strategies we are implementing and believe we have a sound operating plan currently in place, which has already resulted in increasing earnings from our operations, before non-operational charges.
          Much of the credit goes to four highly qualified, independent and independent-thinking directors—William Bowes, Joseph Reagan, Robert Untracht and John Senbit—who are all dedicated not only to the very best in corporate governance, but to tirelessly watching out for your interests as stockholders.
          Since Myers and his slate are running on their record of the past, we believe it is only fair that you have a chance to evaluate them with the information below. As we have repeatedly stated, we are confident that when you review their records that you will agree that our path to the future does not involve a detour into the past.

Steven Myers
          Myers would have you believe that he can do a better job managing the finances of SM&A than current management, but ask yourself – how can he say that when history shows otherwise?
•	With one of his current nominees as chairman of the compensation committee, Myers earned annual compensation of $1 million that was criticized by industry observers as disproportionate and excessive. According to a report by Sidoti & Co., “Mr. Myers, as CEO of one of the smallest companies in our IT Services covered universe, was paid more than almost every other CEO in the group.”

•	During the period in which he headed SM&A as a public company, Myers spent nearly $1.1 million of shareholder money so he could travel on private jets provided by an aviation company in which he was the owner.

•	While Myers professes to be interested in the Company’s long-term value and touts his stock holdings, he continues to dispose of shares even in a down market and at low prices. He appears to be a short-term player who is selling, not buying.

•	Myers idea of efficient cash deployment apparently includes four failed acquisitions, $90 million in losses and a public company which was de-listed after 36 months of the initial public offering. SM&A’s record during his tenure does not demonstrate effective cost management.

•	Myers track record clearly demonstrates a continual loss of talent and intellectual property during his leadership which has directly resulted in the development of at least five competing firms today.
Kenneth Colbaugh
          Myers would have you believe Colbaugh and other members of his slate provide “credibility,” but ask yourself – do the following facts support that contention?
•	As COO under Myers, Colbaugh helped take the company public in January 1998. Nine months later guidance was substantially missed, laying the groundwork for a severe plunge in the share price of SM&A’s stock, which eventually traded as low as 62 cents a share a mere 36 months later.

•	Thirteen months after the IPO and telling SM&A’s new stockholders the benefit of investing in SM&A, Colbaugh resigned and formed a competitor that raided executives from the Company. One result: a costly lawsuit SM&A filed to protect its trade secrets.

•	Except for his brief term on the SM&A Board, Colbaugh has not served on the board of directors of a public company and has no relevant or current experience or effective oversight.

Albert Nagy
          Myers would have you believe Nagy is deserving of a seat on your Board, but ask yourself – is there any benefit from a conflicted and inexperienced candidate?
•	Nagy served as head of the compensation committee when Myers was drawing $1 million in compensation and spending shareholder money to travel on jets through a company he owned.

•	As head of the compensation committee, Nagy enjoyed lucrative consulting agreements with SM&A.

•	Nagy is not currently serving as a director at a publicly traded U.S. company and Myers in fact replaced him with one of the independent board members Myers wishes to unseat today. Why the change of heart?
Redge Bendheim
          Myers would have you believe Bendheim has the experience to serve on your Board,” but ask yourself – with these qualifications, what can he do for you?
•	Bendheim, from reading Myers’ proxy materials, has no experience serving on the board of a publicly traded company and, as a retired tax partner, has no relevant or current experience in public company governance, audit requirements or Sarbanes-Oxley requirements.

•	There is no evidence Bendheim has the kind of audit or internal controls experience at a publicly traded company that an audit committee member requires.

WE URGE YOU TO VOTE THE WHITE CARD TODAY AND SEND A STRONG MESSAGE TO MYERS THAT THE SM&A
STOCKHOLDERS WILL NOT STAND FOR BOARD DETERIORATION.
Sincerely,
/s/ Dwight Hanger
YOUR VOTE IS IMPORTANT — SIGN, DATE AND
RETURN THE WHITE PROXY CARD TODAY
          The Stockholder meeting will be on Friday, May 23, 2008 with stockholders of record as of April 9, 2008 eligible to vote.
If you have any questions or need assistance in voting, contact
MacKenzie Partners, Inc.
Toll-Free: (800) 322-2885
winsproxy@mackenziepartners.com
          Please discard and do not sign any gold proxy cards sent to you by Myers
          We urge you sign, date and return the enclosed WHITE Proxy Card today or to vote by telephone or internet by following the directions on your card.

SM&A (Nasdaq: WINS) May 2008

Agenda Why We Are Here Historical Snapshot: Where We Have Been The Future: Strong Strategy Built on Increasing Stockholder Value A Broader Focus and Stronger Strategy Building Stockholder Value - Results The Right Team and the Right Structure Reality vs. Dissident Assertions Proposed Slate Adds No Value Why You Should Support Our Board Appendix

Why We Are Here Introduce our leadership team Provide an overview of our strategic direction Detail our operational & financial framework Address dissident proxy position Contest qualifications and value dissident group would bring to board We seek your advocacy for the current board and management team

Historical Snapshot: Where We Have Been

Historical Snapshot: 10 Year History 1998 - Company goes public; Myers & Colbaugh, CEO & COO; Stock climbs from $12 share to +$32 share; 9 mo. later Company misses guidance and stock begins fall to eventually $0.62 1999 - Thirteen months after going public Colbaugh resigns and starts competing company 2000 - $30MM loss resulting from failed acquisition program in 1998 - 2000 resulting in inability to file financials timely, bank credit line in default, no working capital & stock delisted McCarthy hired to negotiates standstill with banks and restructures debt. 2001 - McCarthy structures deal to sell three companies and writes one off as worthless security; total write-downs and operating losses total $95MM over last two years 2002 - Recovery year with management restructure and attempt to sell company 2003 - Build up of LM Program Services; single contract creates majority of top line growth. 2004 - LM terminates majority of employees on Program; revenues decline 10% Company has no growth strategy, product strategy, sufficient sales team Company begins to attract independent board members with industry experience McCarthy suggests need for professional sales team and product development 2005 - Build up of FCS - Loss of FCS Further investment made in sales and marketing, product development - Reiners hired 2006 - Board determines new leadership is necessary after stagnated performance and lack of strategic direction; Myers agrees to retire; Board begins CEO search 2007 - New CEO hired, Myers asked to resign as Chairman and from board. New CEO is replaced after 90 days and board moves to stabilize company by hiring McCarthy as CEO Several sales executives depart as a result of leadership turnover and launch competing firm New sales team, product launches and acquisitions of PPI & PMA crafted by McCarthy & Reiners drive record revenues in 2007. 2007 & early 2008 - A Sea of Change Leadership Changes Steve Myers' contract is not renewed; Replaced by Cynthia Davis Cynthia Davis departs company Cathy McCarthy, new President and CEO Anna Aguirre hired as VP Human Resources Kevin Reiners promoted to EVP, Operations CFO resigns Jim Eckstaedt joins as EVP, Finance and CFO Employee Turnover New Strategic Plan Designed by McCarthy & Reiners approved by board General Pace joins the Board & our Executive Team Solid Foundation for the Future

Historical Snapshot: Stock Price Performance WINS vs. Russell 2000 while Myers is Chairman and CEO Underperformed the Russell 2000 (41%) vs. + 80% $32.75 $0.62 (98%) Board sees need for leadership change

The Future: Strong Strategy Built on Increasing Stockholder Value

Summary of Strategic Direction Near-Term Market Strategy Federal Business State and Local Business Products and Services Project Acquisition and Performance Consulting Internal Development Intelligent Accretive Acquisition Financial Continued Acquisition leverage Continued Revenue Growth Leverage current model for EPS growth Overarching Strategy Provide national project acquisition and performance consulting Grow SM&A revenue to $500+M per year Increase EPS at a higher rate than revenue Realize transition from micro to small-cap status to attract broader institutional investors Future Market Strategy Federal Business State and Local Business Commercial Business Products and Services Project Acquisition and Performance Consulting Portfolio Strategy Internal Development Intelligent Accretive Acquisition Financial Continued Acquisition leverage Continued Revenue Growth Improved models for EPS generation

A Broader Focus & Stronger Strategy: Typical Client Project Lifecycle A B C RFP DRFP Concept Refinement Technology Development System Development & Demonstration Production & Deployment Operations & Support RFP DRFP RFP SM&A Competition Management and Program Services Offerings SM&A Business Strategy Offerings Total Contract Lifecycle Success

INTEGRATED SUCCESS
PURSUE • WIN • PERFORM

A Broader Focus & Stronger Strategy: Expansion of Strategic Advisors & Program Services

Portfolio Business Strategy

- SM&A Strategic Advisors
- Business Intelligence for mission-critical programs
- Executive-level thought leadership



Pursue
Win
Client Project
Perform

Competition Management

- Opportunity win strategy
- Capture management
- Proposal management
- Volume Leads (Technical, Cost, Past Perf, Management, IMP/IMS)
- Price-to-Win
- Orals presentation leadership
- Author support

Program Services

Technical Management

- Milestone Success™ (Design Review Delivery)
- Requirements Management
- System Architecting
- Trade Process
- Interface Management
- Systems Engineering Staffing

Business Operations

- Project Planning
- Earned Value Management System (EVMS) Consulting
- Cost/Schedule Management
- Cost Estimating – Pricing to Perform
- ECP Management
- Project Controls, Scheduling Staffing

Project Management

- AwardFee™
- Integrated Baseline Review
- Startup Leadership / Mentoring
- Project Assessment
- Risk/Opportunity Management
- Project Metrics Architecture
- Management Dashboard

Total Contract Lifecycle Success

10

Competition Management $1.5 - $2 billion1 DoD and prime contractors annual expenditure in Bid and Proposal funds (proposals and R&D) Program Services $7 - $11 billion1 Major programs spend 10% - 16% of program budgets on Program Management Office activities Includes DoD, DoD IT, Federal (non-DoD) IT 1DCAA data, CRA estimates 2007 Program Services market is significantly larger than Competition Management Competition Management Program Services East 2 11.2 Total Annual Spending 2008 ($B) Market Size ($B) (10 - 16%) Major DoD Programs $61.1 $6.1 - $10.0 Major DoD IT $2.5 $0.3 - $0.4 Major Non-DoD IT $5.0 $0.5 - $0.9 $6.9 - $11.2 Addressable Market Size $8.4 - $13.2 Billion $6.9 - $11.2 B $1.5 - $2.0 B A Broader Focus & Stronger Strategy: Larger Addressable Markets

Building Stockholder Value - Results: Increasing Company Revenue Q106 Q107 Q206 Q207 Q306 Q307 Q406 Q407 Revenue 17.7 23.6 18.3 25.6 17 25.1 18.8 24.085 33% Q1 Growth 40% Q2 Growth 48% Q3 Growth 28% Q4 Growth 37% Revenue Growth in 2007 $ Millions

Building Stockholder Value - Results: Increasing Competition Management Revenues Q106 Q107 Q206 Q207 Q306 Q307 Q406 Q407 Revenue 11.492 14.368 11.705 14.88 9.823 13.573 12.178 12.539 25% Q1 Growth 27% Q2 Growth 39% Q3 Growth 2% Q4 Growth 22% Revenue Growth in 2007 $ Millions

Building Stockholder Value - Results: Increasing Program Services Revenues Q106 Q107 Q206 Q207 Q306 Q307 Q406 Q407 Revenue 6.221 9.256 6.572 10.688 7.202 11.486 6.593 11.546 50% Q1 Growth 62% Q2 Growth 60% Q3 Growth 74% Q4 Growth 62% Revenue Growth in 2007 $ Millions

Q306 Q307* Q406 Q407** Revenue 0.326 0.242 0.305 0.258 840 BP Improvement Y/Y 470 BP Improvement Y/Y Building Stockholder Value - Results: Reduction in SG&A Expenses SG&A (ex. Stock-based Comp) as a percent of Sales *Excludes effects of CEO transition ** Excludes effects PPI and transition expense Demonstrable Improvement in Cutting SG&A Expenses

Q306 Q307* Q406 Q407** Revenue 0.02 0.12 0.04 0.09 600% Improvement 125% Improvement Building Stockholder Value - Results: Increasing Earnings Diluted EPS Demonstrable Improvement in Increasing Earnings *Excludes effects of CEO transition **Excludes effects PPI and transition expense

Continue our Total Lifecycle Success approach to clients with the expansion of Program Services and Strategic Advisors vs. mostly Competition Management Addition of General Peter Pace to lead Strategic Advisors; COO Kevin Reiners devised and implemented Program Services offerings Continue to expand our market presence by Vertical Market Expansion & Client Segmentation Continue momentum of GROWING revenues in both Competition Management & Program Services and REDUCING SG&A expenses Revenue growth of 37% in 2007, Q407 revenue growth of 28% Diversified product offerings have produced organic revenue growth of 25% in 2007 As a percent of revenues second half 2007 SG&A expense decreased* Continue to GROW EPS EPS growth of 250% in the second half of 2007* Building Stockholder Value - Results: Summary *Excludes effects of CEO transition and PPI

Continue to strengthen talent and morale within the organization Two management transitions in less than six months had created an environment of uncertainty Continue to effectively utilize cash by purchasing back shares Current board authorized $30M in stock repurchases The company has repurchased 84% of the authorization through March 2008 The company purchased close to the daily maximum volume limit under SEC rules during Q108 Current board repurchased 241,200 shares at an average price of $4.29 during the Q108 Maintained cash reserves for strategic acquisitions Building Stockholder Value - Results: Summary

The Right Team and the Right Structure

The Right Team and the Right Structure: Myers Proposed Members to be Replaced William C. Bowes (Director since 2004 - Chair of Governance & Nominating Committee) Mr. Bowes is a retired Vice Admiral and an experienced industry executive. As Vice Admiral, he served as Commander of the Naval Air Systems Command, Principal Deputy Assistant Secretary of the Navy for Research, Development and Acquisition (RDA), and Acting Assistant Secretary of the Navy for RDA. Following his retirement from active duty, Mr. Bowes joined Hughes Aircraft as a senior president and deputy general manager of Hughes Aircraft Company's Sensors and Communications Systems Segment. Shortly after Raytheon acquired Hughes, he joined Litton Industries where he held positions as vice president for Corporate Strategic Planning and vice president of Programs Management at Litton's Integrated Systems Division. After Northrop Grumman acquired Litton, Mr. Bowes led one of three business units in the newly created Navigation Systems Division of Northrop. John P. Stenbit (Director since 2004) Mr. Stenbit has had distinguished careers in both the private and public sectors, including participation as a member of Secretary Rumsfeld's staff in conjunction with the transformation of the entire Department of Defense during both of his terms of service. In his most recent position, Mr. Stenbit served as the Assistant Secretary of Defense Networks and Information Integration (NII), previously known as Command, Control, Communications, and Intelligence (C3I), at the Pentagon. He has served in several high profile positions for TRW, Inc., most recently in Fairfax, Virginia, where he was responsible for providing systems integration solutions to the government as an executive vice president and member of the Management Committee of TRW. Mr. Stenbit also serves in the following capacities: (i) as a member of SI International's (NASDAQ: SINT) board committees for compensation and corporate governance; (ii) as Chairman of the Governance & Nominating Committee, and member of the Compensation Committee and the Audit Committee of Cogent, Inc. (NASDAQ: COGT); (iii) on the Compensation and the Governance and Nominating Committee of Viasat (NASDAQ: VSAT); (iv) on technical/scientific boards advising the Secretary of Defense, Commander Strategic Command, the Director National Security Agency, and the Director National Reconnaissance Office. Mr. Stenbit serves as a member of the Board and Audit Committee of Loral Space and Communications Company (NASDAQ: LORL). Joseph B. Reagan (Director since 2004 - Chair of Compensation Committee) Dr. Reagan is a technology and senior management consultant to industry and the United States Government. He retired in 1996 after 37 years with the Lockheed Martin Corporation where he was a corporate officer and vice president and general manager in the Missiles and Space Company. Dr. Reagan was a director of Southwall Technologies Inc., an OTC public company, from October 1987 to May 1992 and from June 1993 to May 2006, where he served as Chairman of the Compensation Committee and as a member of the Audit Committee. From December 1998 to December 2004, Dr. Reagan was a director of the Naval Studies Board, an element of the National Research Council, where he served as Vice Chairman. From May 1992 until May 2004 he was a director of the Tech Museum of Innovation in San Jose. He was elected to the National Academy of Engineering in 1998 and was the Chairman of the Aerospace Section from 2005 to 2007. Robert J. Untracht (Director since 2002 - Chair of Audit Committee) Mr. Untracht is a consultant on financial reporting matters and teaches accounting classes at the University of California, Los Angeles. He formerly served as an Associate Professor of Accounting at the New York Institute of Technology in Old Westbury, New York. Earlier in his career, Mr. Untracht held positions with Ernst & Young LLP from 1981 to 1998 ranging from Manager to Audit Partner and National Director of Retail and Consumer Product Industry Services where he served clients in the retail, aircraft leasing and entertainment industries. He also was involved in the firm's financial restructuring group. From 1974 to 1981, at Deloitte & Touche LLP, Mr. Untracht served clients in the aerospace, defense and manufacturing industries.

The Right Team and the Right Structure: Board Members Our super-majority independent Board is highly experienced, seasoned, and committed to SM&A Dwight L. Hanger (Director since 2004 - Chairman of the Board) From 2000 to 2004 Mr. Hanger held the position of Vice President for Capgemini Ernst & Young, a provider of consulting, technology and outsourcing services. From 1969 to 2000, he worked as a management consultant with Ernst & Young LLC and Ernst & Whinney serving as a Partner 22 years. J. Christopher Lewis (Director since 1996) Mr. Lewis has been a general partner of Riordan, Lewis & Haden, equity investors in California based enterprises since 1981. Mr. Lewis has been involved in all aspects of private equity investing, including growth financings, acquisitions, and corporate advisory activities. Mr. Lewis also serves as a director of Tetra Tech, Inc. (NASDAQ: TTEK), and several private companies. Cathy L. McCarthy (Director since 2007) Ms McCarthy previously served as Executive Vice President, Chief Financial Officer and Secretary of PIA Merchandising, Inc., and as the Chief Financial Officer of The Giant Group, Inc., and in various capacities at Wherehouse Entertainment, Inc, including Chief Financial Officer. Ms McCarthy became an officer of the Company in November 2001 and served as President and COO from February 2006 to July 2007. Ms. McCarthy serviced as Executive Vice President, Chief Financial Officer and Corporate Secretary from September 2001 until February 2006. She also serves on the board of Thermage, Inc. (NASDAQ: THRM). General Peter Pace, USMC (Ret.) (Director since 2008) General Pace served for more than 40 years in the Marine Corps before retiring in October 2007 from the most senior position in the United States Armed Forces. As Chairman of the Joint Chiefs of Staff from 2005 until 2007, he served as the principal military advisor to the President of the United States, the Secretary of Defense, the National Security Council, and the Homeland Security Council during a time of tremendous change in the nation's strategic focus. Robert Robin (Director since 2005) Mr. Rodin holds the office of Chairman and CEO of RDN Group, a management consulting firm. From 1999 through October 2002, Mr. Rodin served as Chairman and CEO of eConnections, a provider of extended supply chain intelligence solutions. From 1991 through 1999, Mr. Rodin served as Chief Executive Officer and President of Marshall Industries. He remained in this position until the Company was acquired by Avnet, Inc. in 1999. He also serves on the board of Napster, inc. (NASDAQ: NAPS)

The Right Team and the Right Structure: History of Good Corporate Governance Super-majority independent board Full board elected annually All three key committees comprised solely of independent Directors All equity compensation plans approved by shareholders All Directors have exemplary attendance Separate roles of Chairman and CEO with an independent Chairman Regular sessions without management for the independent board as well as board committees Adoption of corporate governance guidelines Adoption of a code of ethics and whistleblower procedures Annual Director performance evaluation Continuous improvement via Risk Metrics review recommendations and NACD best practices or recommendations Annual Director education Compensation Committee continues to drive to pay for performance

Reality vs. Dissident Assertion

Reality vs. Dissident Assertion Reality: For the 8-year period from 1998 through Dec. 2006, the revenue CAGR was 8.2% 4 of the 9 years of the Myers' leadership experienced Y/Y revenue DECREASES Dissident Assertion: "History of predictable revenues." Revenues exclude discontinued operations 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 Revenue 39.6 38.1 37.5 46.4 55.1 75.6 69 76.7 71.8 98.3 (3.8%) (1.6%) 23.7% 18.8% 37.2% 11.2% (8.7%) (6.4%) 36.9% Revenues Y/Y Change $ Millions

Reality vs. Dissident Assertion Reality: Current board has consistently provided responsible guidance to "Wall Street" analysts given the nature of the company's business Dissident Assertion: "The CEO and Board failed to provide reasonably accurate guidance." "Inadequate Board Oversight Led to Confusing, Negative Investor Calls That Damaged Shareholder Value" Q106 Q206 Q306 Q406 Q107 Q207 Q307 Q407 Analyst Estimate 16.49 17.92 19.12 18.7 21.26 22.09 22.28 22.36 Actual 17.72 18.28 17.03 18.77 23.62 25.57 25.06 24.09 Analyst Estimates vs. Actual Sales $ Millions

Reality vs. Dissident Assertion Reality: SG&A expenses have not been predictable and his leadership has shown no demonstrable ability to control SG&A expense growth Dissident Assertion : Myers' states that SG&A spending is predictable and that better board oversight could have controlled growth in SG&A expense Myers as Chairman & CEO *Excludes effects for PPI & Management Transitions 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007* SG&A 0.201 0.22 0.34 0.259 0.225 0.19 0.239 0.252 0.307 0.246 SG&A (ex. Stock-based Comp) as a percent of Sales

Reality vs. Dissident Assertion Reality: 2008 Guidance A necessary offsite, replacement of key personnel, and the addition of General Pace to head Strategic Advisors Dissident Assertion: EPS Guidance is not reconcilable and should enhance EPS by $0.07. Item Guidance Provided Inference Dollar Values Revenue Guidance 10% over $98.3M $108.1M $108.1M GPM Guidance 39% - 40% 39% - 40% 42.8M SG&A Guidance Decline vs. 28.1% in 2007 ex. PPI Approx. 27.5% ex. PPI (29.7M) PPI Earn-out $2.0M $2.0M (2.0M) Pre-tax Profit 11.1M Tax Rate 41.5% - 42% 41.5% - 42% (4.6M) Net Income $6.5M EPS (19.25M Shares Outstanding) $0.34

Reality: Growth in staff does not immediately translate to a linear growth in revenues Hiring trends by the company are designed to: Replenish depleted bench Create a more robust bench Ramp up to run rate expected at the end of the year Dissident Assertion: Staff increases of ~30% should lead to revenue growth of at least 20% versus 10% CEO guidance. Reality vs. Dissident Assertion

Reality: There is no accounting methodology to remedy with regards to PPI. The structure of the transaction, which presumably Myers reviewed and approved when he signed the agreement, is what drives the accounting treatment. Dissident Assertions: Myers claims that the PPI accounting treatment can be "corrected" and "turned what should have been an accretive deal into a seriously dilutive one." Reality vs. Dissident Assertion

Reality: Current members of the board and management team have a 7.17% vested stake in the company Chairman Dwight Hanger did not sell shares as Myers' indicates Dissident Assertion: "8 of 9 current Board members feel no pain when stock falls." Reality vs. Dissident Assertion Name Title Amount and Nature of Beneficial Ownership (1) Percentage of Common Stock Owned McCarthy, Cathy L. President, Chief Executive Officer and Director 404,607 2.13% Pace, Peter President, Chief Executive Officer SM&A Strategic Advisors and Director 25,000 <1% Aguirre, Anna L. Senior Vice President, Human Resources - - Eckstaedt, James R. Executive Vice President, Finance, CFO and Secretary - - Reiners, Kevin L. Executive Vice President, Operations 32,379 <1% Dwight L. Hanger Director 54,227 <1% Bowes, William C. Director 101,864 <1% Lewis, J. Christopher Director 359,256 1.89% Reagan, Joseph B. Director 77,864 <1% Rodin, Robert Director 75,000 <1% Stenbit, John P. Director 112,818 <1% Untracht, Robert J. Director 121,959 <1% Total Current Named Executive Officers and Directors 1,364,974 7.17% (1) INCLUDES SHARES WHICH COULD BE ACQUIRED UPON THE EXERCISE OF STOCK OPTIONS EXERCISABLE WITHIN 60DAYS OF MARCH 14, 2008

Proposed Slate Adds No Value Steven Myers Excessive Compensation - Myers drew a $1 million annual compensation for years that was criticized by industry observers as disproportionate and excessive. Unnecessary Expenditures - Myers spent nearly $1.1 million of shareholder money so he could fly private jets Short-term Outlook - He appears to be a short-term player who is selling, not buying shares Poor Use of Cash - Four failed acquisitions leading to $95 million in losses Loss of Talent - Myers track record clearly demonstrated a continual loss of critical talent and intellectual property resulting in the development of five competing firms Poor Track Record -While Myers was Chairman and CEO the company showed a lack of an strategic direction, inconsistent growth in revenue and earnings Kenneth Colbaugh Poor Guidance - Together with Myers provided guidance that was substantially missed, laying the groundwork for a severe plunge in the price of SM&A's stock, which eventually traded as low as 62 cents a share. Poor Due Diligence - Key participant in failed acquisitions leading to millions in losses Started Competing Company - Thirteen months after the IPO, Colbaugh resigned and formed a competitor that raided executives from the company. One result: a costly lawsuit SM&A filed to protect its trade secrets. No Public Company Board Experience - Except for his brief term on the SM&A board, Colbaugh has no other public company board experience

Proposed Slate Adds No Value Al Nagy Oversight of Excessive Compensation - Nagy served as head of the compensation committee when Myers was drawing a $1 million in compensation Received Lucrative Consulting Agreements - Nagy enjoyed lucrative consulting agreements with SM&A on numerous occasions No Public Company Board Experience - Nagy is not currently serving as a director at a publicly traded U.S. company Previously Replaced by Myers - Myers in fact replaced him with one of the independent board members Myers wishes to unseat today. Redge Bendheim No Public Company Board Experience - Bendheim has no experience serving on the board of a publicly traded company and, as a retired tax partner, has no relevant or current experience in public company governance, audit requirements or Sarbanes-Oxley requirements. Limited or No Public Company Controls Experience - There is no evidence Bendheim has the kind of audit or internal controls experience at a publicly traded company that an audit committee member requires.

Steven Myers: Summary Underperformance of stock price Stock price from IPO to departure in 2007 was DOWN 41% while Russell 2000 was UP 80% during that same time frame He has no demonstrable ability to grow revenues or decrease SG&A expense 4 of 9 years experiencing declines in revenues 8-year Revenue CAGR ended December 2006 of 7.7% In 1998, SG&A as a percent of sales was 20.1% versus 32.5% for the year ended December 2006 No demonstrable ability to effectively deploy cash efficiently Acquisitions by Myers resulted in $95 million in losses History of executives departing the Company and starting up competing firms Ken Colbaugh, a member of Myers' board slate started a competing firm after departing from the board in 1999 A minimum of 17 senior executives were either terminated or departed the Company and now work with competing companies Myers' is not seeking four board seats, he is seeking control Additional change to the leadership composition of the company will have significant ramifications

Why Support Our Board Strategic plan for growth and profitability Diversified product portfolio Increased addressable market Sound acquisition strategy Stabilized senior leadership team is aligned and delivering Increased quarterly revenues Decreased SG&A as a percent of revenue Improved employee morale Board incumbents are: Independent, experienced, and committed to the future of SM&A Integral members of each of the three key committees

Vote the WHITE proxy today Let your Board and Senior Management team take SM&A to the next level and continue to steer the company to success We represent ALL stockholders.

Appendix

The Foundation: Our Team Cathy L. McCarthy - President & Chief Executive Officer since July 2007 Ms McCarthy previously served as Executive Vice President, Chief Financial Officer and Secretary of PIA Merchandising, Inc., and as the Chief Financial Officer of The Giant Group, Inc., and in various capacities at Wherehouse Entertainment, Inc, including Chief Financial Officer. Ms McCarthy became an officer of the Company in November 2001 and served as President and COO from February 2006 to July 2007. Ms. McCarthy serviced as Executive Vice President, Chief Financial Officer and Corporate Secretary from September 2001 until February 2006. She also serves on the board of Thermage, Inc. (Nasdaq: THRM). General Peter Pace, USMC (Ret.) - President & Chief Executive Officer, Strategic Advisors Incorporated since January 2008 General Pace served for more than 40 years in the Marine Corps before retiring in October 2007 from the most senior position in the United States Armed Forces. As Chairman of the Joint Chiefs of Staff from 2005 until 2007, he served as the principal military advisor to the President of the United States, the Secretary of Defense, the National Security Council, and the Homeland Security Council during a time of tremendous change in the nation's strategic focus. Kevin L. Reiners - Executive Vice President, Operations since August 2007 Mr. Reiners served from August 2002 to August 2005 as Vice President of Programs for Lockheed Martin Space Systems Company. In this capacity, he was responsible for the implementation of Program Management processes and disciplines for all Space Systems programs. From July 2000 to August 2002 Mr. Reiners served as Business Director for Lockheed Martin Space Systems Company on the Terminal High Altitude Area Defense (THAAD) program. James R. Eckstaedt - Executive Vice President, Finance and Chief Financial Officer since January 2008 Mr. Eckstaedt previously held the position of Executive Vice President and Chief Financial Officer of Sage Software, Inc. from 1997 to 2007. Prior to Sage Software, Mr. Eckstaedt was the Chief Financial Officer of the Cerplex Group, Inc., a provider of outsourcing services for the computer industry. Before that, he held various finance positions at Western Digital Corporation. Anna Aguirre - Senior Vice President, Human Resources since January 2008 A seasoned HR professional with over 18 years of experience, most recently Ms. Aguirre served five years as the VP Global Human Resources and Facilities at Iomega Corporation, a leading provider of data storage products. New Management Team Has Implemented a Strategy That is Showing Results

Business Considerations Resource Allocations Feedback Loop Client Segmentation = Gap Between Needs & Capability Boeing Accenture Mature Experienced Novice Rockwell L-3 Cahaba Pac Sci Increased Shareholder Value Increased Client Value Strategic Business Intelligence Markets Account Executives Products Associates A&D A&D A&D SI/IT SI/IT SI/IT Healthcare Healthcare New Markets (C&E, Fin Svcs) Increased Associate Opportunity A Broader Focus & Stronger Strategy: Vertical Market Expansion & Client Segmentation

Launched in January 2008 and led by Former Chairman of the Joint Chiefs of Staff General Peter Pace, USMC (Ret.) SM&A Strategic Advisors, Inc Raise SM&A profile with current and potential clients Gain access and strategic positioning at client senior executive levels Attract executive-level thought leadership Strategic Business Intelligence Enable a strategy-driven approach to market expansion, product development, long range planning Develop thought leadership in markets SM&A serves Enabled by Knowledge Management (KM) When General Pace chose SM&A in January 2008, he told the board that his decision to join SM&A was based on the quality of the current board, his confidence in the current management team and the direction articulated in the 2008 strategic plan. Pursue Win Perform Client Project Strategic Advisors: Overview

Competition Management: Overview SM&A Competition Management provides the people, process, tools, and leadership to WIN structured competitive procurements. Since 1982, SM&A has an 85% Win rate on over 1000 proposals worth more than $340 billion. Service Offerings: Opportunity win strategy Capture management Proposal management Volume Leads (Technical, Cost, Past Performance, Management, IMP/IMS) Price-to-Win Orals presentation leadership Author support Client team typically consists of 10 - 200 engineers and IT specialists & managers Proposal process typically requires 3 - 12 months of intense activity at clients site SM&A has never had a proposal cancelled prior to completion Pursue Win Perform Client Project

Program Services: Overview

• SM&A Program Services solutions keep programs on schedule, under budget, and increases the probability of successful program completion.

• Our experience in project management and customer communications on 150+ programs worth over $1 trillion provides SM&A a comprehensive understanding of the program delivery environment.

• Service Offerings:

- Capability Assessments
- QuickStart® for proposal-to-program transition
- Milestone Success to meet cost, schedule, and design requirements
- AwardFee™ to maximize profits
- Leadership and Technical Services for leadership, mentoring and specialty support

• Client team typically consists of between 100 to 2000 Engineers and Business professionals

• Client program duration typically lasts between 2 to 10 years



Pursue
Win
Client Project
Perform

41

Safe Harbor Statement THIS DOCUMENT DOES NOT RECOMMEND THE PURCHASE OR SALE OF ANY SECURITY. UNDER NO CIRCUMSTANCES IS THIS PRESENTATION TO BE USED OR CONSIDERED AS AN OFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY. ALL STOCKHOLDERS OF SM&A ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY SM&A FOR USE AT THE 2008 ANNUAL MEETING OF STOCKHOLDERS OF SM&A. THEY CONTAIN IMPORTANT INFORMATION REGARDING THE ELECTION OF DIRECTORS AND OTHER MATTERS. THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY HAVE BEEN MAILED TO STOCKHOLDERS OF RECORD OF SM&A ALONG WITH OTHER RELEVANT DOCUMENTS. THEY ARE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, SM&A WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. Some statements made in this document refer to future actions, strategies, or results that involve a number of risks and uncertainties. Any number of factors could cause actual results to differ materially from expectations, including a shift in demand for SM&A's Competition Management and Performance Assurance services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures in the aerospace and defense industry, SIIT and other risk factors listed in SM&A's SEC reports, including the report on Form 10-K for the year ended December 31, 2007. Actual results may differ materially from those expressed or implied. The company does not undertake any duty to update forward-looking statements. Please see risk factors in SM&A's 10-K and other SEC filings

SM&A responds to statements made by former CEO
NEWPORT BEACH, CA — April 28, 2008 — SM&A today said that information contained in a recent press release and in proxy solicitation documents filed with the Securities and Exchange Commission by former SM&A CEO Steven Myers contained inaccurate and/or misleading information. The press release from Myers was issued on April 24, 2008 and the presentation documents were filed with the SEC on April 23, 2008.
Dwight Hanger, the Chairman of the Board of SM&A said, “It is most unfortunate that the founder of our company has decided to pursue such a destructive path. I see nothing positive that can come out of his efforts; in fact, it has already proven to be a costly and distracting exercise. Having said that, I feel that our shareholders are being misled and that we need to address several of his allegations.”
In his press release and proxy materials:
•	Myers complains about SM&A’s stock price
When Myers left the company as CEO in March 2007, SM&A’s stock price had fallen nearly 78% from its peak during his tenure. The stock also was down 36% from the price it traded at three years before his retirement. After the company went public in January 1998, Myers and his then COO Kenneth Colbaugh — now one of the Myers’ nominees — substantially missed guidance the following September, beginning a severe, downward spiral of the stock. At one point during Myers’ tenure as CEO, SM&A’s stock traded at 62 cents a share and was de-listed.
We believe the recent decline in stock price, although in part a reflection of the market conditions in general, is predominately due to our current slower revenue growth outlook and inconsistent EPS growth partially caused by continual charges for non-operational distractions - NOT because of poor guidance.
•	Myers’ criticizes the accuracy of forecasted revenues
We stand by our recent guidance and note that our guidance will always be based on concrete data and the best available information about our markets, current trends and opportunities. Our ability to generate revenue growth is highly dependent on the number and tenure of experienced account executives, the availability of solutions we provide to our clients and the quantity and quality of our associates who are highly skilled to deliver our solutions. It should be noted that Myers criticizes us for exceeding our forecasted revenue expectations, the result of exceptional hard work and dedication by our employees. Our strong Q4 revenues were delivered despite the turmoil within the company and uncertain external economic negative forces, which jointly led to our conservative guidance for the period.

•	Myers’ promises include “correcting accounting methodology to remedy the negative impact of the PPI acquisition’s accounting process.”
With respect to PPI, there is no accounting methodology to remedy. The structure of the transaction, which presumably Myers reviewed and approved when he signed the agreement, is what drives the accounting treatment consequences we are faced with.
•	Myers claims that he will effectively deploy cash
In 2008 until our recent “black-out period”, the company aggressively repurchased stock totaling $1 million, or 241,200 shares. The Board and management review on a continual basis investment decisions which will result in the best return on assets. The Board and management will continue to make the best use of cash based on sound analysis and the alternatives available. We currently have a buy back authorization of $4.8 million and intend to continue to implement it pursuant to its terms as market conditions warrant.
As for Myers expertise in the “effective deployment of cash,” we only ask that you look to his track record of investments in a series of acquisitions that resulted in $45 million of write-offs and aggregate losses totaling $50 million over 2000 and 2001. The resulting shareholder erosion was immediately evident in a stock which plunged from a peak of $32.75 three months after going public in 1998 to 62 cents just two years later.
•	Myers states he will reverse “recent attrition of critical talent.”
During the last 10 years as a public company under Myers’ leadership, 16 highly respected senior executives and numerous senior level managers left SM&A; the majority of which either started or joined companies that compete directly against SM&A. Much of that was due to the pervasive lack of a sound strategic direction and investment strategy, a situation the Board moved to correct in late 2006. The recent resignations are largely due to management disruptions and the resulting impact on employee morale and job security through much of 2007. The Board believes the new reconstituted leadership team has never been more talented, dedicated to operational excellence and focused as a TEAM to deliver results for shareholders. The Board and this leadership team have recently attracted extraordinary new talent at every level to support our strategic direction.
Mr. Hanger continued: “Myers is running on his record, so it is only fair that our stockholders have all of the facts and context to evaluate it. As I said in my previous letter to shareholders, `We invite you to review Myers’ record as CEO of SM&A because, when you do, we are confident you will conclude as we have that our path to the future should not involve a detour into the past.’

The credentials of your current Board speak for themselves. We have a super majority independent board comprised of professionals with extensive relevant industry expertise, financial knowledge and significant business acumen. We would put them up against Myers’ nominees anytime and are confident that our stockholders will conclude that the Myers nominees offer no additional value.
I believe, after examining the facts, our shareholders will conclude as we have that it is in their best interests and the best interest of this company for them to vote for the board of directors nominated by the company.”
YOUR VOTE IS IMPORTANT — VOTE THE WHITE PROXY CARD TODAY
     The Stockholder meeting will be on Friday, May 23, 2008 with stockholders of record as of April 9, 2008 eligible to vote.
If you have any questions or need assistance in voting, contact
MacKenzie Partners, Inc.
Toll-Free: (800) 322-2885
winsproxy@mackenziepartners.com
     Please ignore any materials sent to you by Myers and discard any gold cards you receive.
     We urge you to sign, date and return the enclosed WHITE Proxy Card today or vote by telephone or internet.
About SM&A
SM&A is the world’s foremost management consulting firm providing leadership and mentoring solutions to PLAN for business capture, WIN competitive procurements and profitably PERFORM on the projects and programs won. Our proven processes, people and tools have delivered significant top-line and bottom-line growth across markets, products and services. From the largest aerospace and defense contractors, through the major software providers, to healthcare and financial/audit service providers, SM&A is the partner many companies turn to WHEN THEY MUST WIN.
Some statements made in this news release refer to future actions, strategies, or future performance that involves a number of risks and uncertainties. Any one or number of actors could cause actual results to differ materially from expectations, and could include: shift in demand for SM&A’s Competition Management and Performance Assurance services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2007. Actual results may differ materially from those expressed or implied. The company expressly does not undertake any duty to update forward-looking statements.
Media Contact:
Mike Sitrick
Jim Bates
Sitrick And Company
310-788-2850
Investor Contact:
Amy Bilbija
Senior Vice President
MacKenzie Partners
650-798-5206
Jim Eckstaedt
Executive Vice President and Chief Financial Officer
SM&A
949-975-1550 ext 296
SOURCE: SM&A

About SM&A
SM&A is the world’s foremost management consulting firm providing leadership and mentoring solutions to PLAN for business capture, WIN competitive procurements and profitably PERFORM on the projects and programs won. Our proven processes, people and tools have delivered significant top-line and bottom-line growth across markets, products and services. From the largest aerospace and defense contractors, through the major software providers, to healthcare and financial/audit service providers, SM&A is the partner many companies turn to WHEN THEY MUST WIN.
All stockholders of SM&A are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by SM&A for use at the 2008 annual meeting of stockholders of SM&A. They contain important information regarding the election of directors and other matters. The definitive proxy statement and form of proxy have been mailed to stockholders of record of SM&A along with other relevant documents. They are available at no charge on the SEC’s website at http://www.sec.gov In addition, SM&A will provide copies of the definitive proxy statement without charge upon request.
Some statements made in this news release refer to future actions, strategies, or results that involve a number of risks and uncertainties. Any number of factors could cause actual results to differ materially from expectations, including a shift in demand for SM&A’s Competition Management and Program services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2007. Actual results may differ materially from those expressed or implied. The company does not undertake any duty to update forward-looking statements.